Exhibit 99.1

Contact:   Michael R. Sand,
                   President & CEO
    Dean J. Brydon, CFO
    (360) 533-4747
                   www.timberlandbank.com

Timberland Bancorp EPS Increases 31% to $0.21 for the Second Fiscal Quarter of 2015

HOQUIAM, WA – April 28, 2015 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income to common shareholders of $1.45 million, or $0.21 per diluted common share, for the second fiscal quarter ended March 31, 2015.  This compares to net income to common shareholders of $1.16 million, or $0.16 per diluted common share, for the quarter ended March 31, 2014 and net income to common shareholders of $1.73 million, or $0.24 per diluted common share, for the quarter ended December 31, 2014.  For the first six months of fiscal 2015, Timberland earned $3.18 million, or $0.45 per diluted common share, compared to $2.56 million, or $0.37 per diluted common share for the first six months of fiscal 2014.

Timberland’s Board of Directors also declared a $0.06 per common share quarterly cash dividend, payable on May 28, 2015 to shareholders of record on May 14, 2015.

“The Company experienced solid loan and deposit growth during the past quarter,” said Michael R. Sand, President and CEO.  “Loan originations increased 11% from the linked quarter and 74% from the comparable quarter one year earlier.  Deposits increased 4% during the quarter with transaction accounts accounting for the majority of the increase.  Each fiscal year since 2010 the Company has increased its net loans outstanding, deposit balances and profitability while maintaining a remarkably stable net interest margin.  We have continued our emphasis on growing the Bank profitably while positioning it to respond positively to rising interest rates.”

Second Fiscal Quarter 2015 Highlights (at or for the period ended March 31, 2015, compared to March 31, 2014, or December 31, 2014):

•	Earnings per diluted common share for the current quarter increased 31% to $0.21 from $0.16 for the comparable quarter one year ago;
•	Earnings per diluted common share for the first six months of fiscal 2015 increased 22% to $0.45 from $0.37 for the first six months of fiscal 2014;
•	Declared a quarterly cash dividend to common shareholders of $0.06 per common share;
•	Total deposits increased by $25.3 million, or 4% during the quarter and 6% year-over-year;
•	Net loans receivable increased by $10.7 million, or 2% during the quarter and 5% year-over-year;
•
Loan originations increased 11% to $55.5 million in the second fiscal quarter compared to $50.1 million in the first fiscal quarter and increased 74% from $31.9 million in the second fiscal quarter one year ago;

•	Mortgage loans sold into the secondary market increased 56% compared to the linked quarter and 146% from the like quarter in the prior fiscal year;
•	Non-interest income for the current quarter increased by 10% from the comparable quarter one year ago, and by 4% from the preceding quarter;
•	Total delinquent and non-accrual loans decreased 5% during the current quarter and 17% year-over-year;
•	Other real estate owned (“OREO”) and other repossessed assets decreased 4% during the current quarter and 40% year-over-year; and
•	Book value and tangible book value per common share increased to $12.11 and $11.31, respectively, at quarter end.

Timberland Fiscal Q2 Earnings
April 28, 2015

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 15.23%, a Tier 1 leverage capital ratio of 10.63% and a tangible capital to tangible assets ratio of 10.35% at March 31, 2015.

Reflecting continued improvement in asset quality, no provision for loan losses was required for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014.  The Bank had net recoveries of $60,000 for the current quarter compared to net charge-offs of $105,000 for the preceding quarter and net recoveries of $4,000 during the comparable quarter one year ago.  The non-performing assets to total assets ratio improved to 2.55% at March 31, 2015 from 2.68% three months earlier and 3.69% one year ago.

Total delinquent loans (past due 30 days or more) decreased 5% to $12.2 million at March 31, 2015, from $12.8 million at December 31, 2014 and decreased 17% from $14.7 million one year ago.  Non-accrual loans increased slightly to $10.9 million at March 31, 2015, from $10.8 million at December 31, 2014 and decreased from $12.6 million at March 31, 2014.  The non-accrual loans at March 31, 2015 were comprised of 35 loans and 25 credit relationships.  By dollar amount per category: 45% are secured by residential properties; 39% are secured by land; 14% are secured by commercial properties; and 2% are secured by residential construction projects.

OREO and other repossessed assets decreased 4% to $7.9 million at March 31, 2015, from $8.2 million at December 31, 2014 and decreased 40% from $13.2 million at March 31, 2014.  At March 31, 2015, the OREO portfolio consisted of 35 individual properties and one other repossessed asset.  The properties consisted of 22 land parcels totaling $3.6 million, four commercial real estate properties totaling $2.1 million, nine one- to-four-family homes totaling $2.1 million and one mobile home with a book value of $67,000.  During the quarter ended March 31, 2015, five OREO properties totaling $560,000 were sold for a net gain of $94,000.

Balance Sheet Management

Total assets increased by $26.4 million, or 4%, to $776.3 million at March 31, 2015, from $749.9 million at December 31, 2014.  The increase was primarily due to an $11.7 million increase in cash and cash equivalents, a $10.7 million increase in net loans receivable and a $3.9 million increase in CDs held for investment.  The increase in total assets was funded primarily by a $25.3 million increase in total deposits.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities was 18.2% of total liabilities at March 31, 2015, compared to 16.5% at December 31, 2014, and 16.0% one year ago.

Net loans receivable increased by $10.7 million to $584.3 million at March 31, 2015, from $573.6 million at December 31, 2014.  The increase was primarily due to an $8.2 million increase in construction loans, a $4.8 million increase in one- to four-family loans, a $3.2 million increase in multi-family loans, a $2.0 million increase in commercial business loans and a $1.2 million increase in commercial real estate loans. These increases to net loans receivable were partially offset by a $7.2 million increase in the undisbursed portion of construction loans in process and a $1.3 million decrease in total consumer loans.

Timberland Fiscal Q2 Earnings
April 28, 2015

LOAN PORTFOLIO

	March 31, 2015		December 31, 2014		March 31, 2014
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One- to four-family	$107,821	17%	$103,021	17%	$100,985	17%
Multi-family	48,641	8	45,423	7	47,206	8
Commercial	296,338	47	295,113	48	299,791	51
Construction and land
development	77,433	12	69,235	11	51,852	9
Land	28,464	4	28,633	5	29,593	5
Total mortgage loans	558,697	88	541,425	88	529,427	90

Consumer Loans:
Home equity and second
mortgage	34,362	5	35,754	6	32,120	5
Other	4,567	1	4,453	1	5,613	1
Total consumer loans	38,929	6	40,207	7	37,733	6

Commercial business loans	34,911	6	32,957	5	20,460	4
Total loans	632,537	100%	614,589	100%	587,620	100%
Less:
Undisbursed portion of
construction loans in
process	(35,990)		(28,832)		(20,472)
Deferred loan origination
fees	(1,893)		(1,840)		(1,707)
Allowance for loan losses	(10,382)		(10,322)		(10,749)
Total loans receivable, net	$584,272		$573,595		$554,692

CONSTRUCTION LOAN COMPOSITION

	March 31, 2015		December 31, 2014		March 31, 2014
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$60,889	10%	$62,548	10%	$47,365	8%
Speculative one- to four-
family	2,769	--	2,287	--	2,054	1
Commercial real estate	3,395	--	1,560	--	1,993	--
Multi-family (including
condominium)	10,380	2	2,840	1	440	--
Land development	--	--	--	--	--	--
Total construction loans	$77,433	12%	$69,235	11%	$51,852	9%

Timberland originated $55.5 million in loans during the quarter ended March 31, 2015, compared to $50.1 million for the preceding quarter and $31.9 million for the comparable quarter one year ago.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended March 31, 2015, fixed-rate one- to four-family mortgage loans totaling $12.8 million were sold compared to $8.2 million for the preceding quarter and $5.2 million for the comparable quarter one year ago.

Timberland Fiscal Q2 Earnings
April 28, 2015

Timberland’s investment securities decreased by $103,000 during the quarter to $6.6 million at March 31, 2015, from $6.7 million at December 31, 2014, primarily due to scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2015		December 31, 2014		March 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$117,481	18%	$105,941	17%	$95,607	16%
N.O.W. checking	168,451	26	161,762	26	160,049	26
Savings	104,246	16	98,260	16	92,537	15
Money market	85,927	13	88,727	14	94,543	16
Money market – brokered	5,867	1	401	--	--	--
Certificates of deposit under $100	91,498	14	94,222	15	101,413	17
Certificates of deposit $100 and over	66,610	11	65,480	11	59,034	10
Certificates of deposit – brokered	3,193	1	3,193	1	1,191	--
Total deposits	$643,273	100%	$617,986	100%	$604,374	100%

Total deposits increased $25.3 million, or 4%, to $643.3 million at March 31, 2015, from $618.0 million at December 31, 2014.  The increases were primarily due to an $11.5 million increase in non-interest bearing account balances, a $6.7 million increase in N.O.W. checking account balances, a $6.0 million increase in savings account balances and a $2.7 million increase in money market account balances.  These increases were partially offset by a $1.6 million decrease in certificates of deposit account balances.

“The Company’s net interest margin has remained very stable during this interest rate cycle, and each quarter brings the Company closer to eliminating three Federal Home Loan Bank advances that represent approximately 48% of its interest expense.  The three advances, which require interest payments of approximately $1.85 million annually, mature in equal $15 million increments during the months of December 2016, August 2017 and September 2017,” stated Sand.

Shareholders’ Equity

Total shareholders’ equity increased $1.16 million to $85.42 million at March 31, 2015, from $84.27 million at December 31, 2014.  The increase in shareholders’ equity was primarily due to net income of $1.45 million for the quarter, which was partially offset by dividend payments of $423,000 to common shareholders.  Book value per common share increased to $12.11 and tangible book value per common share increased to $11.31 at March 31, 2015.

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and gains or losses on sale of investments) remained stable at $8.78 million for both the current quarter and the preceding quarter and increased 5% from $8.39 million for the comparable quarter one year ago.  Operating revenue increased 3% to $17.56 million for the first six months of fiscal 2015 from $17.05 million for the comparable period one year ago.

Net interest income decreased 2% to $6.57 million for the quarter ended March 31, 2015, from $6.70 million for the preceding quarter and increased 2% from $6.44 million for the comparable quarter one year ago.  Net interest income was higher during the quarter ended December 31, 2014, primarily due to the collection of $125,000 of non-accrual interest on two loans.  The net interest margin for the current quarter decreased to 3.69% from 3.88% for the preceding quarter and from 3.85% for the comparable quarter one year ago.  The net interest margin for the current quarter was impacted by an increase in the level of interest-earning assets held in lower-yielding overnight funds.  For the first six months of fiscal 2015, net interest income increased 3% to $13.27 million from $12.90 million for the first six months of fiscal 2014. Timberland’s net interest margin for the first six months of fiscal 2015 decreased to 3.78% from 3.81% for the first six months of fiscal 2014.

Non-interest income increased to $2.21 million for the quarter ended March 31, 2015, from $2.12 million in the preceding quarter and increased 10% from $2.01 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $112,000 increase in gain on sale of loans, which was partially offset by decreases in the gain on sale of investments and service charges on deposits.  The increase in gain on sale of loans was

Timberland Fiscal Q2 Earnings
April 28, 2015

primarily due to an increase in the dollar volume of fixed-rate one- to four-family loans sold during the current quarter.  Fiscal year-to-date non-interest income increased 3% to $4.34 million from $4.21 million for the first six months of fiscal 2014.

Total operating (non-interest) expenses increased 6% to $6.65 million for the second fiscal quarter from $6.27 million for the preceding quarter and decreased 1% from $6.75 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to a $273,000 increase in OREO and other repossessed assets expense, a $92,000 increase in data processing and telecommunications expense and smaller increases in several other categories.  These increases were partially offset by decreases in salaries and employee benefits and ATM and debit card processing expenses. The increase in OREO related expense was primarily due to fair value write-downs on several properties.  The increase in data processing and telecommunications expense was primarily due to upgrading data line capacity and higher data processing and internet banking costs based on volumes and asset size.  Fiscal year-to-date operating expenses decreased 1% to $12.93 million from $13.0 million for the first six months of fiscal 2014.

The provision for income taxes decreased $149,000 to $676,000 for the quarter ended March 31, 2015, from $825,000 for the preceding quarter, primarily due to decreased income before income taxes.  The effective tax rate was 31.78% for the current quarter and 32.33% for the quarter ended December 31, 2014.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q2 Earnings
April 28, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2015	2014	2014
Interest and dividend income
Loans receivable	$7,352	$7,509	$7,255
Investment securities	55	65	64
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	6	7	6
Interest bearing deposits in banks	114	105	87
Total interest and dividend income	7,527	7,686	7,412

Interest expense
Deposits	495	509	514
FHLB advances	465	474	461
Total interest expense	960	983	975
Net interest income	6,567	6,703	6,437

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	6,567	6,703	6,437

Non-interest income
Recoveries (other than temporary impairment “OTTI”) on investment securities, net	(1)	--	89
Gain (loss) on sale of investment securities, net	--	45	(32)
Service charges on deposits	852	885	883
Gain on sale of loans, net	348	236	172
Bank owned life insurance (“BOLI”) net earnings	131	136	143
ATM and debit card interchange transaction fees	643	630	573
Other	241	191	185
Total non-interest income, net	2,214	2,123	2,013

Non-interest expense
Salaries and employee benefits	3,284	3,396	3,434
Premises and equipment	751	725	647
Advertising	173	188	172
OREO and other repossessed assets expense, net	349	76	397
ATM and debit card processing	255	338	358
Postage and courier	114	104	110
Amortization of core deposit intangible (“CDI”)	--	3	29
State and local taxes	119	118	121
Professional fees	223	176	211
FDIC insurance	148	160	160
Other insurance	38	37	40
Loan administration and foreclosure	76	43	138
Data processing and telecommunications	471	379	329
Deposit operations	219	175	225
Other	434	356	383
Total non-interest expense	6,654	6,274	6,754

(Table continued on following page)

Timberland Fiscal Q2 Earnings
April 28, 2015

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2015	2014	2014
Income before income taxes	$2,127	$2,552	$1,696
Provision for income taxes	676	825	537
Net income	1,451	1,727	1,159

Preferred stock dividends	--	--	--
Preferred stock discount accretion	--	--	--
Net income to common shareholders	$ 1,451	$ 1,727	$1,159

Net income per common share:
Basic	$0.21	$0.25	$0.17
Diluted	0.21	0.24	0.16

Weighted average common shares outstanding:
Basic	6,898,192	6,891,952	6,856,633
Diluted	7,071,792	7,063,540	7,033,979

Timberland Fiscal Q2 Earnings
April 28, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2015	2014
Interest and dividend income
Loans receivable	$14,861	$14,573
Investment securities	120	124
Dividends from mutual funds and FHLB stock	13	15
Interest bearing deposits in banks	219	181
Total interest and dividend income	15,213	14,893

Interest expense
Deposits	1,004	1,064
FHLB advances	940	933
Total interest expense	1,944	1,997
Net interest income	13,269	12,896

Provision for loan losses	--	--
Net interest income after provision for loan losses	13,269	12,896

Non-interest income
Recoveries (OTTI) on investment securities, net	(1)	87
Gain (loss) on sale of investment securities, net	45	(32)
Service charges on deposits	1,737	1,874
Gain on sale of loans, net	584	474
BOLI net earnings	268	258
ATM and debit card interchange transaction fees	1,273	1,158
Other	432	389
Total non-interest income, net	4,338	4,208

Non-interest expense
Salaries and employee benefits	6,680	6,813
Premises and equipment	1,476	1,340
Advertising	361	349
OREO and other repossessed assets expense, net	425	555
ATM and debit card processing	593	585
Postage and courier	218	207
Amortization of CDI	3	58
State and local taxes	236	238
Professional fees	399	394
FDIC insurance	308	321
Other insurance	75	79
Loan administration and foreclosure	119	248
Data processing and telecommunications	850	659
Deposit operations	395	423
Other	790	726
Total non-interest expense	12,928	12,995

(Statement continued on following page)

Timberland Fiscal Q2 Earnings
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	Six Months Ended
	March 31,	March 31,
	2015	2014
Income before income taxes	$4,679	$4,109
Provision for income taxes	1,501	1,339
Net income	3,178	2,770

Preferred stock dividends	--	(136)
Preferred stock discount accretion	--	(70)
Net income to common shareholders	$3,178	$2,564

Net income per common share:
Basic	$0.46	$0.37
Diluted	0.45	0.37

Weighted average common shares outstanding:
Basic	6,895,038	6,855,142
Diluted	7,067,621	7,005,877

Timberland Fiscal Q2 Earnings
April 28, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2015	2014	2014
Assets
Cash and due from financial institutions	$12,474	$12,583	$11,437
Interest-bearing deposits in banks	69,619	57,772	58,804
Total cash and cash equivalents	82,093	70,355	70,241

Certificates of deposit (“CDs”) held for investment, at cost	41,868	37,997	31,385
Investment securities:
Held to maturity, at amortized cost	5,106	5,201	5,511
Available for sale, at fair value	1,486	1,494	2,991
FHLB stock	5,135	5,191	5,351

Loans receivable	592,402	582,722	564,109
Loans held for sale	2,252	1,195	1,332
Less: Allowance for loan losses	(10,382)	(10,322)	(10,749)
Net loans receivable	584,272	573,595	554,692

Premises and equipment, net	17,422	17,574	17,785
OREO and other repossessed assets, net	7,866	8,220	13,208
BOLI	17,900	17,769	17,361
Accrued interest receivable	2,060	1,967	2,003
Goodwill	5,650	5,650	5,650
Core deposit intangible	--	--	61
Mortgage servicing rights, net	1,484	1,549	1,958
Other assets	3,928	3,355	4,220
Total assets	$776,270	$749,917	$732,417

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$117,481	$105,941	$95,607
Deposits: Interest-bearing	525,792	512,045	508,767
Total deposits	643,273	617,986	604,374

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	2,573	2,664	3,019
Total liabilities	690,846	665,650	652,393

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,936 shares issued and outstanding – March 31, 2014 7,052,636 shares issued and outstanding – December 31, 2014 7,052,636 shares issued and outstanding – March 31, 2015	10,892	10,846	10,663
Unearned shares- Employee Stock Ownership Plan	(1,058)	(1,124)	(1,322)
Retained earnings	75,937	74,909	71,088
Accumulated other comprehensive loss	(347)	(364)	(405)
Total shareholders’ equity	85,424	84,267	80,024
Total liabilities and shareholders’ equity	$776,270	$749,917	$732,417

Timberland Fiscal Q2 Earnings
April 28, 2015

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2015	2014	2014

PERFORMANCE RATIOS:
Return on average assets (a)	0.75%	0.92%	0.63%
Return on average equity (a)	6.86%	8.29%	5.83%
Net interest margin (a)	3.69%	3.88%	3.85%
Efficiency ratio	75.78%	71.09%	79.93%

	Six Months Ended
	March 31,		March 31,
	2015		2014
PERFORMANCE RATIOS:
Return on average equity (a)	0.84%		0.75%
Return on average assets (a)	7.57%		6.59%
Net interest margin (a)	3.78%		3.81%
Efficiency ratio	75.78%		75.98%

	March 31,	Dec. 31,	March 31,
	2015	2014	2014
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$10,924	$10,812	$12,649
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	1,009	1,057	1,204
OREO and other repossessed assets	7,866	8,220	13,208
Total non-performing assets (b)	$19,799	$20,089	$27,061

Non-performing assets to total assets (b)	2.55%	2.68%	3.69%
Net charge-offs (recoveries) during quarter	$(60)	$105	$(4)
Allowance for loan losses to non-accrual loans	95%	95%	85%
Allowance for loan losses to loans receivable (c)	1.75%	1.77%	1.90%
Troubled debt restructured loans on accrual status (d)	$12,673	$12,337	17,284

CAPITAL RATIOS:
Tier 1 leverage capital	10.63%	10.72%	10.40%
Tier 1 risk-based capital	13.97%	13.86%	13.38%
Total risk-based capital	15.23%	15.12%	14.64%
Tangible capital to tangible assets (e)	10.35%	10.56%	10.23%

BOOK VALUES:
Book value per common share	$12.11	$11.95	$11.36
Tangible book value per common share (e)	11.31	11.15	10.55

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $2,121, $2,034 and $2,812 reported as non-accrual loans at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q2 Earnings
April 28, 2015

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	March 31,	Dec. 31,	March 31,
	2015	2014	2014

Average total loans	$591,999	$581,820	$568,448
Average total interest-bearing assets (a)	712,121	691,412	668,628
Average total assets	770,345	751,334	732,513
Average total interest-bearing deposits	521,440	509,430	505,756
Average FHLB advances and other borrowings	45,000	45,000	45,000
Average shareholders’ equity	84,636	83,299	79,497

	Six Months Ended
	March 31,	March 31,
	2015	2014

Average total loans	$586,854	$565,541
Average total interest-bearing assets (a)	701,664	676,422
Average total assets	760,736	738,091
Average total interest-bearing deposits	515,364	509,922
Average FHLB advances and other borrowings	45,000	45,000
Average shareholders’ equity	83,960	84,125

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(a)  Includes loans and investment securities on non-accrual status